UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2016

IKONICS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-25727	41-0730027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4832 Grand Avenue Duluth, Minnesota	55807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (218) 628-2217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On April 1, 2016, IKONICS Corporation (the “Company”) entered into a financing agreement (the “Financing Agreement”) under which the Duluth Economic Development Authority (the “Issuer”) agreed to sell $3,415,000 of its Tax Exempt Industrial Revenue Bonds, Series 2016 (IKONICS Project) (the “Bonds”) to Wells Fargo Bank, National Association (the “Initial Purchaser”), and the Issuer agreed to lend to the Company the net proceeds received from the sale of the Bonds (the “Loan”). The net proceeds, after deducting transaction expenses, were approximately $3,286,000.

The Company will repay the Loan through monthly payments to the Initial Purchaser, or its permitted successors and assigns (together, the “Owners”), in the amount of approximately $18,000 each, inclusive of any interest payment. The Bonds will bear interest at a rate of 2.140% per year, payable monthly. The Bonds mature on April 1, 2041.

The Company will also pay the reasonable fees and expenses of the Issuer, including without limitation an administrative fee equal to 1% of the outstanding principal amount of the Bonds.

The Bonds are subject to mandatory purchase provisions, under which any Owners must tender the Bonds to the Issuer on April 1, 2021 and the Issuer, using solely funds furnished by the Company for such purpose, will purchase the Bonds at a purchase price of 100% of the principal amount of the outstanding Bonds, plus accrued and unpaid interest thereon. In the event the Bonds are not repurchased on April 1, 2021, the Bonds shall be subject to the interest rate and redemption provisions set forth in the associated covenant agreement.

Subject to limitations in the associated covenant agreement, the Company may redeem the Bonds, in whole or in part, in authorized denominations at the redemption prices set forth in the Financing Agreement, together with any accrued or unpaid interest to the date of redemption. The Bonds are also subject to redemption in whole in the event of certain extraordinary events related to the Project (as defined below).

The Financing Agreement contains covenants relating to the Company’s completion of the Project. The Company is also subject to certain customary covenants set forth in the associated covenant agreement, including a requirement that the Company maintain a debt service coverage ratio as of the end of each calendar quarter of not less than 1.25 to 1.00 (on a rolling four-quarter basis).

The closing of the sale of the Bonds occurred on April 29, 2016. The proceeds from the Loan will be used to finance the acquisition, construction, installation and equipment of a 27,300-square foot building for use in the Company’s manufacture of sound deadening technology used in the aerospace industry and products consisting of etched composites, ceramics, glass and silicon wafers, to be located in Duluth, Minnesota (the “Project”).

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IKONICS CORPORATION

Date: May 5, 2016	/s/ Jon Gerlach
Jon Gerlach
Chief Financial Officer, Vice President of
Finance and Treasurer